Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY INC. LANDS $188 MILLION CONTRACT AND RELEASES 2012

OUTLOOK

Seattle, WA – November 14, 2011 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced it has finalized a contract with the University of Illinois’ National Center for Supercomputing Applications (NCSA) to provide the supercomputer for the National Science Foundation’s Blue Waters project. The supercomputer will be comprised of a Cray XE6 system and a future upgrade of the recently-announced Cray XK6 supercomputer with GPU computing capability incorporated into a single, powerful hybrid supercomputer. Once fully deployed, the Blue Waters system is expected to have a sustained performance of more than one petaflops on demanding scientific applications.

Consisting of products and services, the multi-phase, multi-year contract is valued at $188 million. The Cray supercomputer will be installed in multiple phases over the first three quarters of 2012 at the University of Illinois’ National Petascale Computing Facility. The integrated XE6 and XK6 supercomputer will feature new 16-core AMD (NYSE: AMD) OpteronTM 6200 Series processors (formerly code-named “Interlagos”), a next-generation GPU from NVIDIA (Nasdaq: NVDA), called “Kepler,” and a new integrated storage solution from Cray. Acceptance of the complete system is anticipated to occur in the fourth quarter of 2012.

“We’re very excited to have been selected by the NCSA, NSF and the University of Illinois to deliver the Blue Waters system, which represents one of the largest contracts in our company’s history,” said Peter Ungaro, president and CEO of Cray. “Together with the recently announced $97 million contract to upgrade the ‘Jaguar’ system at Oak Ridge National Laboratories, these contracts demonstrate Cray’s leadership position in supercomputing. With a strong core business and future growth opportunities around our new initiatives, we are extremely pleased to be able to provide our outlook for 2012 of strong revenue growth and profitability.”

Outlook

For 2011, our outlook remains the same as stated on November 1, 2011 in our earnings release reporting third quarter 2011 financial results.

For 2012, revenue is anticipated to be in the range of $340-$360 million, which includes the Blue Waters system at NCSA that is expected to contribute roughly 40 percent of the annual revenue. Revenue is expected to be heavily weighted to the fourth quarter. Gross margins for the year are anticipated to be in the 35 percent range. While it is still early in the annual budgeting cycle, total operating expenses for 2012 are anticipated to be in range of $110-$115 million, driven primarily by higher investments in our growth initiatives. Based on this outlook, we expect to be profitable for 2012.

Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, its product development plans, including its ability to complete solutions targeted at new growth markets, the expected delivery of Cray systems that have been ordered, including the Blue Waters system, the ability of systems delivered by Cray, including the Blue Waters system, to meet the customer’s requirements and the amount of 2012 revenue contributed by the Blue Waters system. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that the systems ordered by customers, including the Blue Waters system, are not delivered when expected or do not perform as expected once delivered, the risk that customer acceptances, including for the Blue Waters system, are not received when expected or at all, the risk that the amount of 2012 revenue contributed by the Blue Waters system is less than expected even if the system is accepted in 2012 due the amount of the sales price allocated to maintenance versus product and therefore recognized over the term of the maintenance contract rather than in 2012, the risk that Cray is not able to successfully complete its planned product development efforts, including delivering solutions targeted at new growth markets within the planned timeframes or at all, the risk that our estimate of the future costs to complete work under the DARPA contract increases materially and causes us to not be able to credit the expected portion of the milestone amount against fourth quarter 2011 expenses, the risk that the AMD “Interlagos” processor, shipments of which began later than originally anticipated, is not available to Cray in the necessary quantities when needed, the risk that the planned update to the NVIDIA’s next generation “Kepler” GPUs are not available with the performance expected or when expected, the risk that certain planned U.S. government funding for Oak Ridge National Laboratory becomes unavailable before the lease-to-purchase contract is converted to a purchase contract through third-party lease financing and as a result Cray is not able to collect amounts expected under the contract, the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended September 30, 2011, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Cray XE6 and Cray XK6 are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

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